Exhibit 10.2

               PASTAN/FITZGERALD AND NEUROCRINE BIOSCIENCES, INC.
                            PATENT LICENSE AGREEMENT


PATENT LICENSE AGREEMENT dated as of April 28, 1998, between Ira Pastan and David J. FitzGerald (collectively, "Licensor") and Neurocrine Biosciences, Inc., a California corporation having an office at 3050 Science Park Road, San Diego, California 92121 ("Licensee").

Licensor and Licensee agree as follows:


1.     DEFINITIONS

       1.01 "Affiliate" of either party to this Agreement means any person, firm, or corporation which controls, is controlled by or is under common control with such party. Control means either the direct or indirect ownership of forty eight percent (48%) or more of the voting stock of the subject entity.

       1.02 "Licensed Patent Rights" means patent applications and patents listed in Appendix A (together with all counterpart applications and patents in other countries, if any), all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents.

                For the avoidance of doubt, counterpart patent applications and patents in the United States are not owned by Licensor and therefore are not included in Licensed Patent Rights.

       1.03 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

       1.04 "Licensed Territory" means all countries in the world, excluding the United States.

       1.05 "Licensor Representative" means Dr. David FitzGerald, who is authorized to act on behalf of Licensor in connection with this Agreement.

       1.06 "Net Sales" means the total gross receipts for sales of Licensed Products by or on behalf of Licensee or its sublicensee and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), wholesaler and cash discounts in amounts customary in the trade, credits, chargebacks, rebates or refunds incurred or granted pursuant to legal or contractual requirements. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for the cost of collections. For the avoidance of doubt, sales of Licensed Products, whether or not manufactured in the Licensed Territory pursuant to the license hereunder, in the United States (which is not part of the Licensed Territory) shall not give rise to Net Sales for all purposes of the Agreement.

       1.07 "First Commercial Sale" means the initial transfer by or on behalf of Licensee of Licensed Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

       1.08 "Licensed Fields of Use" means IL-4 conjugated with pseudomonas exotoxin for the therapeutic treatment of cancer.


2.    GRANT OF RIGHTS

       2.01 Licensor hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license to Licensee under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, and to sell and have sold any Licensed Products in the Licensed Fields of Use.

       2.02     Licensee  shall  have  the  right  to  grant  sublicenses.   Any
                sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensee and Licensor, at the option of the sublicensee, upon termination of this Agreement. Such conversion is subject to the approval of Licensor and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

       2.03 Licensor hereby grants Licensee the exclusive option, for a period of two (2) years from the completion of Phase II clinical trials, to obtain an exclusive license to the use of the Licensed Patent Rights for IL-4 conjugated with pseudomonas exotoxin in all therapeutic applications outside of the Licensed Fields of Use. In the event that Licensee provides written notice to Licensor of its desire to exercise such an option, the parties shall meet and negotiate in good faith the terms of such a license. If the parties cannot agree upon the terms of the license within ninety (90) days after entering such negotiations, Licensor shall be free to license such Licensed Patent Rights to a third party upon terms no more favorable than those last offered to Licensee.

       2.04 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of Licensor other than the Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.


3.     ROYALTIES AND REIMBURSEMENT

       3.01 Licensee agrees to pay to Licensor a license issue royalty and certain milestone payments as set forth in Appendix B within thirty (30) days from the date that this Agreement becomes effective or the applicable milestone is achieved, as the case may be.

       3.02 Licensee agrees to pay to Licensor a nonrefundable minimum annual royalty as set forth in Appendix B. The minimum annual royalty is due and payable on each anniversary of the date hereof for a period not to exceed three (3) years.

       3.03 Licensee agrees to pay to Licensor earned royalties as set forth in Appendix B.

       3.04 Licensee agrees to pay to Licensor an option fee as set forth in Appendix B for the second year of the exclusive option outlined in Section 2.03. Licensee will notify Licensor of its intention to maintain the option for the second year and will pay the fee within thirty (30) days of completion of the first year of the exclusive option.

       3.05 A claim of a patent licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the minimum annual royalty and earned royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires, c) the patent is no longer maintained by the Licensor,
                d) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency, or e) it has been pending longer than the later of: (i) seven (7) years from the date of filing of the earliest asserted priority patent application; or (ii) seven (7) years from the date of the request for examination in a country in which such a request is necessary.

       3.06 No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

       3.07 In the event that Licensee elects to take a license under one or more patent rights of a third party in order to make, have made, use, or sell a Licensed Product within the Licensed Field of Use, then Licensee shall be entitled to reduce earned royalty payments to Licensor under Paragraph 3.03 by one half of the actual amount paid to such third parties, provided that the royalty payable to Licensor shall not be reduced to less than one half of the amount which would otherwise be due in that calendar year.

       3.08 On sales of Licensed Products by Licensee in other than an arm's- length transaction, the value of the Net Sales attributed under this Article 3 to such a transaction shall be that which would have been received in an arm's-length transaction, based on sales of like quantity and quality products on or about the time of such transaction. The exclusive license hereunder is granted to Licensee and its Affiliates. Accordingly, inter-company sales among them will not be subject to the imputed sales provision of this Paragraph.


4.     RECORD KEEPING

       4.01 Licensee agrees to keep accurate and correct records of Licensed Products made, used, or sold under this Agreement appropriate to determine the amount of royalties due Licensor. Such records shall be retained for at least [***] following a given reporting period. They shall be available during normal business hours for inspection at the expense of Licensor by an accountant or other designated auditor selected by Licensor for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to Licensor information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse Licensor for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 5.06 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date Licensor provides Licensee notice of the payment due.


5.     REPORTS ON SALES AND PAYMENTS

       5.01 From the date of first commercial sale, Licensee shall submit to Licensor within sixty (60) days after [***] a royalty report setting forth for the preceding [***] period the amount of the Licensed Products sold by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to Licensor for any reporting period, the written report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 1.06 to determine Net Sales made under Article 3 to determine royalties due.

       5.02 Royalties and all other payments due under Article 3 shall be paid in U.S. dollars, by wire transfer of funds to an account at a commercial bank in New York City or Washington, D.C. as designated by the Licensor Representative. For conversion of a foreign currency to U.S. Dollars, the conversion rate shall be the rate quoted in the Wall Street Journal on the day that the payment is due (i.e., the last business day of the related [***] period). Any loss of exchange, value, taxes, or other expenses incurred in the transfer of conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 5.01 of this Agreement shall be sent to the Licensor Representative, at the address for notices indicated on the signature page hereof, concurrently with each such payment.


6.     PERFORMANCE

       6.01     Licensee shall use its reasonable  best efforts to introduce the
                Licensed   Products  into  the  commercial  market  as  soon  as
                practicable.


7.     INFRINGEMENT AND PATENT ENFORCEMENT

       7.01 Licensor and Licensee agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

       7.02 If Licensor does not initiate legal action or otherwise abate an infringement of the Licensed Patent Rights within sixty (60) days of written notification to the Licensor Representative from Licensee of the existence of a substantial infringement, Licensee shall have the right (but not the obligation) to institute infringement litigation against the infringer. If Licensee institutes such infringement litigation within six (6) months, Licensee shall be entitled, if applicable, to a reduction in royalty rate as provided in Appendix B.

       7.03 In the event that a declaratory judgment action alleging invalidity of any of the Licensed Patent Rights shall be brought against Licensor, Licensor agrees to notify Licensee that an action alleging invalidity has been brought. Licensor represents that it will either commence legal action to defend against such a declaratory action alleging invalidity, or will allow Licensee to undertake such defense, at its expense. Licensee shall take no action to compel Licensor either to initiate or to join in any such declaratory judgment action. Should Licensor be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse Licensor for any costs, expenses, or fees which Licensor incurs as a result of its defending against such motion or other action taken in response to the motion.


8.     NEGATION OF WARRANTIES AND INDEMNIFICATION

       8.01 Licensor does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties. However, Licensor warrants that, as of the execution date hereof, there are no patents or patent applications owned or controlled by Licensor, other than those within the Licensed Patent Rights, which would dominate the manufacture, use or sale of Licensed Products.

       8.02 LICENSOR MAKE NO WARRANTIES, EXPRESSED OR IMPLIED, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY
                SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

       8.03 Licensor does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

       8.04     Licensee shall indemnify and hold Licensor,  its employees,
                students, fellows,   agents  and  consultants  harmless  from
                and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of activities performed subsequent to the execution of the Agreement directly related to a) the use by or on behalf of Licensee, its sublicensee, directors, or employees of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products or other products or processes developed in connection with or arising out of the Licensed Patent Rights. For the avoidance of doubt, Licensee shall be required to indemnify Licensor and the other specified parties, under either clause (a) or clause (b) above, only with respect to Licensed Products made or sold, or Licensed Patent Rights otherwise used, in each case by or on behalf of Licensee or its Affiliates. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

9.     TERMINATION AND MODIFICATION OF RIGHTS

       9.01 This Agreement is effective when signed by all parties and shall extend on a country-by-country basis to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 9.

       9.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, Licensor may terminate this Agreement by written notice.

       9.03 At least thirty (30) days prior to filing a petition in bankruptcy, Licensee must inform Licensor in writing of its intention to file the petition in bankruptcy or of a third party's intention to file an involuntary petition in bankruptcy.

       9.04 In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify Licensor in writing. Thereafter, Licensor shall have the right to terminate this Agreement by giving Licensee sixty (60) days written notice.

       9.05 Licensee shall have a unilateral right to terminate this Agreement and/or its rights in any country by giving Licensor sixty (60) day's written notice to that effect.

       9.06 Within ninety (90) days of termination of this Agreement under this Article 9 or expiration under Paragraph 9.01, a final report shall be submitted by Licensee. Any royalty payments due to Licensor become immediately due and payable upon termination or expiration of this Agreement. If this Agreement is terminated prior to expiration as contemplated in Paragraph 9.01, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to Licensor or provide Licensor with certification of their destruction.

       9.07 Paragraphs 4.01, 5.02, 8.02 and 8.04 of this Agreement shall survive termination of this Agreement.


10.    GENERAL PROVISIONS

       10.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by such party or excuse a similar subsequent failure to perform any such term or condition by the other party.

       10.02 This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

       10.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity of enforceability of the remaining provisions of this Agreement.

       10.04 If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

       10.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

       10.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other party (to the Licensor Representative, in the case of notices to Licensor) at the address designated on the following signature page, or to such other address as may be designated in writing by such other party, and shall be effective as of the date of the postmark of such notice.

       10.07 This Agreement shall not be assigned by Licensee except a) with the prior written consent of Licensor; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify Licensor within ten (10) days of any assignment of this Agreement by Licensee.

       10.08 All Licensed Products manufactured in, shipped to, or sold in the Licensed Territory shall be marked in such a manner as to preserve Licensor patent rights therein.

       10.09 By entering into this Agreement, Licensor does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by Licensor. Additionally, Licensee shall not use the names of Licensor in any advertising, promotional, or sales literature without the prior written consent of Licensor.

       10.10 The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement. In this regard, if a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to non-binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"), with a panel of three arbitrators in Chicago, IL. Such arbitrators shall be selected by mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing party to bear all or any unequal portion of the prevailing party's costs. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

       10.11    [***].

                This Paragraph 10.11 does not apply to any license agreements executed by Licensor prior to the effective date of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement of the date first above written.

Licensor:                                      Licensee:

Address of the Licensor Representative for notices:

/s/ David FitzGerald                       /s/ Gary Lyons
1202 Azalea Drive                              President and CEO
Rockville, MD  20850                           Neurocrine Biosciences, Inc.
                                               3050 Science Park Road
                                               San Diego, CA  92121
/s/ Ira Pastan


                  APPENDIX A - PATENTS AND PATENT APPLICATIONS
                              (as of April 7, 1995)

Country             Application No.             Filing Date            Status
Australia              80211/87                  09/22/87              Patent No. 618722 issued
Canada                 547,614                   09/23/87              Allowed
Denmark                2764/88                   09/22/87              Pending
Europe                 97113929.1                09/23/87              Patent No. 0261671 issued
Europe                 93113917.4                08/31/93              Divisional pending
Finland                891321                    09/22/87              Pending
Ireland                2552/87                   09/22/87              Pending; div. to be filed
Israel                 83971                     09/22/87              Patent No. 83971 issued
Israel                 105160                    03/24/93              Divisional pending
Japan                  505905/87                 09/22/87              Pending
Korea                  88-700570                 09/22/87              Pending
Norway                 882269                    09/22/87              Pending
New Zealand            221923                    09/23/87              Patent No. 221923 issued
Portugal               85777                     09/23/87              Patent No. 85777 issued
Taiwan                 76105894                  10/02/87              Patent No. 54275 issued
South Africa           87/7153                   09/23/87              Patent 87/7153 issued

                              APPENDIX B - PAYMENTS

Signing Fee
Licensee agrees to pay to Licensor a noncreditable, nonrefundable license issue fee in the amount of [***].

[***] Royalty
Licensee agrees to pay Licensor a yearly [***] Royalty in the amount of [***] the first year, [***] the second year, and [***] the third year subsequent to execution of the Agreement. [***].

Royalties on Net Sales
Licensee agrees to pay Licensor earned royalties on Net Sales as follows: [***] of Net Sales outside of the United States.

Milestone Payments
Licensee agrees to pay Licensor milestone payments as follows:

         [***]

Option Fee
In the event that Licensee elects to exercise its right to maintain the second year of the exclusive option outlined in Section 2.03, Licensee shall notify Licensor within thirty (30) days of completion of the first year of the option. Licensee agrees to pay Licensor [***] for the second year of the option.

Sublicensing Fee
Upon the first sublicensing of the Licensed Patent Rights in the Licensed Territory, Licensee shall pay to Licensor the sum of [***].

Share of Patent Prosecution Costs
[***] incurred subsequent to the date of this Agreement for the prosecution and/or maintenance of the Licensed Patent Rights, which expenses are not otherwise reimbursed by a third party, [***].

Reduction of Royalty Rate During Infringement Litigation
If the Licensee has instituted an infringement litigation as provided in Section 7.02, Licensee shall be entitled reduction in royalty rate of [***] for the period of the infringement litigation.